UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 23, 2004

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-8672 (Commission File Number)	41-1276891 (IRS Employer Identification No.)

One Lillehei Plaza, St. Paul, MN (Address of principal executive offices)	55117 (Zip Code)

Registrant's telephone number, including area code (651) 483-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities

On September 23, 2004, management committed the Company to a plan to discontinue developing, manufacturing, marketing and selling its Symmetry Bypass System Aortic Connector (Symmetry device). The decision to discontinue developing, manufacturing, marketing and selling the Symmetry device was primarily based on losses incurred related to the product over the previous three years and the prospect of ongoing operating losses, resulting from a decrease in the number of coronary artery bypass graft surgery cases and an apparent slow down in the adoption of off-pump procedures for which the Symmetry device was developed.

In conjunction with the plan, the Company will record a pretax charge in the third quarter of 2004 that management currently estimates to be in the range of $13.5 million to $14.5 million. The estimate is comprised of $7.6 million to $8.4 million of inventory write-offs and returns of products held by customers, $3.9 million of fixed asset write-offs, $0.9 million in workforce reduction costs, and $1.1 million to $1.3 million of contract termination costs, primarily related to a leased facility. These activities are expected to be completed by December 31, 2004, and the associated charges are expected to be utilized by March 31, 2005. The portion of the estimated charges that are expected to result in future cash expenditures is estimated to be $2.0 million to $2.2 million. In addition, the Company expects to expense a total of approximately $4.5 million in periods prior to 2007, for related matters.

In addition, as of September 23, 2004, the Company was defending itself in sixteen cases in the United States alleging that its Symmetry Bypass System Aortic Connector (Symmetry device) caused bodily injury or might cause bodily injury. Three of these matters seek class action status (one of these has already been dismissed, but is now on appeal). In addition, a number of persons have made a claim against the Company involving the Symmetry device without filing a lawsuit. During the third quarter of 2004, the number of cases increased, and the number of persons asserting claims outside of litigation increased as well. With this background, the Company determined that it was probable that a liability for future legal fees to defend the cases had been incurred and the amount of such fees was reasonably estimable. As a result, the Company will record a pretax charge in the third quarter of 2004 that management currently estimates to be $21 million to reflect this liability.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 29th day of September, 2004.

ST. JUDE MEDICAL, INC.

By: /s/ Kevin T. O’Malley

Kevin T. O’Malley

Vice President and

General Counsel